Exhibit 99.1

Cord Blood America, Inc. Announces Shareholder Approval of Sale of Business

LAS VEGAS, NV / ACCESSWIRE / May 15, 2018 / Cord Blood America, Inc. (www.cordblood-america.com) (OTC PINK: CBAI) ("CBAI" or the "Company") today announced today announced that at a Special Meeting of Shareholders held on May 14, 2018 (the “Special Meeting”), its shareholders authorized the previously announced sale of substantially all of its assets related to California Cryobank Stem Cell Services LLC (dba “FamilyCord”) pursuant to and on the terms set forth in the Asset Purchase Agreement, dated as of February 6, 2018 (the “Purchase Agreement”), by and between the Company and FamilyCord. At the Special Meeting, the shareholders also approved the change of the Company’s name to “CBA, Inc.” and the adjournment of the special meeting to May 29, 2018 at 11:00 a.m., Eastern time, to be held at 150 E. Palmetto Park Rd., #800 (8th floor), Boca Raton, FL 33432, in order to permit further solicitation and vote of proxies with respect to the proposal to approve an amendment to the Company’s Amended and Restated Articles of Incorporation to adopt a provision to protect the Company’s net operating losses for tax purposes.

The final results of the shareholder votes at the Special Meeting will be filed on a Form 8-K with the Securities and Exchange Commission. The sale of the Company’s assets is expected to close on or about May 17, 2018.

About Cord Blood America, Inc.

Cord Blood America, Inc. is the parent company of CorCell Companies, Inc. which, along with Cord Blood America, Inc., facilitates umbilical cord blood and cord tissue stem cell processing and storage for expectant parents and their children. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out more about Cord Blood America, Inc. and CorCell Companies, Inc., visit our websites: http://www.cordblood-america.com/ for investor information and http://www.corcell.com/ for customer information.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements including those related to the growth of the industry, new stem cell treatments, and Cord Blood America's performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

Investor Contact:

Anthony Snow
asnow@cordblood-america.com